EXHIBIT 99.2

For Immediate Release

Contact: Donna Shaults
630-875-5464
dshaults@enesco.com

ENESCO GROUP, INC. ANNOUNCES AMENDMENT TO CREDIT FACILITY
AND INTERIM CFO APPOINTMENT

Itasca, Ill. – July 7, 2005 – Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, and home and garden décor industries, today announced an eighth amendment to its current U.S. credit facility, effective July 7, 2005, and the appointment of an interim Chief Financial Officer.

U.S. Credit Facility Eighth Amendment
The eighth amendment added the accounts receivable and inventory of N.C. Cameron & Sons Limited, Enesco’s Canadian subsidiary, to the borrowing base under the credit facility. The amendment also increased the borrowing base on inventory to 50 percent from 33.2 percent until July 31, 2005, at which date it will revert to 33 percent, and the amendment imposed certain dollar limitations on the borrowing amounts for the accounts receivable and inventory. As Enesco does not expect that the dollar limitations on the borrowing amounts will constrain its borrowing, the amendment has the effect of increasing Enesco’s borrowing capacity and the funds available to it. The amendment also added Gregg Manufacturing, Inc. and the Canadian subsidiary as guarantors under the credit facility.

The fee of $1,750,000 payable on the termination of the commitment under the credit facility was eliminated. In addition, the obligation to pay a fee of $700,000 on June 30, 2005 was amended so that $350,000 was payable on June 30, 2005, and the balance is payable on the earlier of July 29, 2005 and the date that liens are granted on the assets of Enesco’s United Kingdom subsidiaries.

Interim CFO Appointment
The Company also announced that Paula E. Manley, its Chief Financial Officer, is resigning for health-related reasons, effective as of July 15, 2005. The Company has appointed David L. Harbert as the Company’s interim Chief Financial Officer, effective as of July 18, 2005. He will report directly to Cynthia Passmore-McLaughlin, Enesco’s president and CEO.

Harbert is a partner with Tatum CFO Partners, LLP, the largest professional services provider of financial and technology leadership in the country. He is joining Enesco in an interim role with more than 30 years of financial management experience, including more than 18 years as a CFO for both public and private companies and in an interim CFO capacity. Harbert has led successful capital raising initiatives, including bank syndications. His background includes extensive finance and operations experience in manufacturing and technology industries.

“We thank Paula for her contributions during her time with Enesco and wish her well in her future endeavors,” said Cynthia Passmore-McLaughlin. “We are pleased to have Dave Harbert take on the interim CFO role. His financial expertise and prior experience as an interim CFO will be invaluable as we continue to stabilize our business for the future. Dave will assist us in defining the role of our next CFO and identifying a permanent replacement. We plan to name a new CFO in the months ahead.”

Corporate Developments Teleconference
Enesco plans to hold a conference call to discuss recent material events on Thursday, July 21, 2005. The conference call will be broadcast live at 3:00 p.m. CT. Central Time (4:00 p.m. Eastern) at http://www.enesco.com and http://www.streetevents.com. An online replay also will be available approximately one hour after the call.

To listen to the Webcast, your computer must have RealPlayer installed. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call, to download RealPlayer for free.

For a phone replay, call 1-800-642-1687, Passcode: 7738937. The replay will be available for one week following the conference call.

About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 40,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in Europe, Canada, Australia, Mexico, Asia and the Pacific Rim. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. The Company’s product lines include some of the world’s most recognizable brands, including Heartwood Creek by Jim Shore, Walt Disney Company, Walt Disney Classics Collection, Pooh & Friends, Nickelodeon, Bratz, Halcyon Days, Lilliput Lane and Border Fine Arts, among others. Further information is available on the Company’s web site at www.enesco.com.

This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: the Company’s success in developing new products and consumer reaction to the Company’s new products; the Company’s ability to secure, maintain and renew popular licenses, particularly our licenses Cherished Teddies, Heartwood Creek and Disney; the Company’s ability to grow revenues in mass and niche market channels; the Company’s ability to comply with covenants contained in its credit facility; the Company’s ability to obtain a new global senior credit facility; the Company’s ability to effectively transition to the legacy information system; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

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